Exhibit 99.1

FOR IMMEDIATE RELEASE
November 2, 2005

Washington Mutual Hires New Chief Enterprise Risk Officer

        SEATTLE, Wash. – Washington Mutual, Inc. (NYSE: WM) announced today that it has hired Ronald J. Cathcart to be executive vice president and chief enterprise risk officer, effective Dec. 1.  Cathcart replaces retiring Chief Enterprise Risk Officer James Vanasek, who will remain with the company through the end of the year to ensure a smooth transition of responsibilities.

        Cathcart, 53, will be responsible for the oversight of the credit, market, and operational risk functions for the company.  He will be located at the company’s headquarters in Seattle and will report directly to Kerry Killinger, Washington Mutual’s chairman and chief executive officer.

        Cathcart joins Washington Mutual from the Canadian Imperial Bank of Commerce (CIBC) where he served as executive vice president, Retail Risk Management, responsible for risk associated with the company’s $120 billion consumer lending portfolio.  He brings to Washington Mutual over 23 years of experience in risk management policy and governance, Basel II compliance, risk-based modeling, and enterprise risk management principals.  Prior to working for CIBC, Cathcart was executive vice president of risk management for Bank One’s retail operations.  He also held executive positions with the Royal Bank of Canada.

        “Ron has a proven track-record in developing and leading risk management organizations,” said Killinger.  “He is a seasoned professional with a deep understanding and familiarity with all facets of risk management. He is the right person to continue to build on the solid risk management discipline and excellent foundation that Jim and his team have created at Washington Mutual.”

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WM-2
Cathcart Release

About Washington Mutual

With a history dating back to 1889, Washington Mutual is a retailer of financial services that provides a diversified line of products and services to consumers and commercial clients. At September 30, 2005, Washington Mutual and its subsidiaries had assets of $333.62 billion. Washington Mutual currently operates more than 2,500 retail banking, mortgage lending, commercial banking and financial services offices throughout the nation. Washington Mutual's press releases are available at www.wamunewsroom.com.

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